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                                                                    Exhibit 4.09

                                 CITIGROUP INC.

                                       AND

                       THE FIRST NATIONAL BANK OF CHICAGO

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of December 15, 1998

               Supplemental to Indenture dated as of July 17, 1998
                          providing for the issuance of
                          Subordinated Debt Securities
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      FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 1998 (the "First
Supplemen tal Indenture"), between Citigroup Inc. (formerly Travelers Group Inc.), a Delaware corporation (the "Company"), and The First National Bank of Chicago, a banking association organized and existing under the laws of the United States, as trustee (the "Trustee"), under the Indenture dated as of July 17, 1998 (as supplemented, the "Indenture").

      WHEREAS, pursuant to Section 13.01(h) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such actions shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

      WHEREAS, the Company and the Trustee desire to enter into this First Supplemental Indenture;

      NOW, THEREFORE, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of all of the present and future holders of the Securities as follows:

                                    ARTICLE I

                                  Modifications

      Section 1.01 The definition of Senior Indebtedness contained in Section
1.02 of the Indenture shall be amended by deleting such definition in its entirety and substituting therefor the following:

                  The term "Senior Indebtedness" shall mean (i) the principal, premium, if any, and interest in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company; (ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker's acceptance, security purchase facilities and similar credit transactions; (v) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contract and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) the Securities, (2) any such indebtedness that is by its terms subordinated to or pari passu with the Securities, and (3) any indebtedness between or among the Company and its Affiliates, including (x) any Junior Subordinated Debt, (y) any Trust Preferred Securities Guarantees and (z) all other debt securities and guarantees in respect of those debt securities issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other securities guaranteed by the Company pursuant to an instrument that ranks pari passu with, or junior to, the Trust Preferred Securities Guarantees.


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                                   ARTICLE II

                                  Miscellaneous

      Section 2.01 The Trustee accepts the trusts created by this First Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

      Section 2.02 Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

      Section 2.03 This First Supplemental Indenture may be executed in any number of counter parts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

      The First National Bank of Chicago hereby accepts the trusts in this First Supplemental Indenture declared and provided, upon the terms and conditions herein set forth.

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      IN WITNESS WHEREOF, each of CITIGROUP INC. and THE FIRST NATIONAL BANK OF
CHICAGO, as Trustee, has caused this First Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereto, and the same to be attested by the signature of its Secretary or one of its Assistant Secretaries, all as of December 15, 1998.


                                          CITIGROUP INC.

                                          By: /s/ Robert Matza
                                              ---------------------------
                                              Name:  Robert Matza
                                              Title: Deputy Treasurer

Attest:

By: /s/ Shelley Dropkin
    --------------------------
Corporate Seal


                                          THE FIRST NATIONAL BANK OF CHICAGO

                                          By: /s/ Steven M. Wagner
                                              ---------------------------
                                              Name:  Steven M. Wagner
                                              Title: First Vice President


Attest:

By: /s/ Faye Wright
    --------------------------
Corporate Seal


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